Herley Industries, Inc. Announces Preliminary

Agreement to Settle Securities Class Action Litigation

Lancaster, PA  July 2, 2010    John A. Thonet, Chairman of the Board for Herley Industries, Inc. (NASDAQ: HRLY), announced today that an agreement has been reached and preliminarily approved by the Court, to settle all securities class actions originally filed in 2006 in the United States District Court for the Eastern District of Pennsylvania, consolidated at In re Herley Industries, Inc. Securities Litigation,  Docket No. 06-cv-2596 (JRS).  The proposed settlement resolves any and all lawsuits filed against the Company as a result of the indictment brought in June 2006.  As previously disclosed, the Company and certain of its current and former officers and directors were named as defendants in a class action under which the lead plaintiff sought damages in excess of $80 million on behalf of a class of purchasers of the Company’s securities between October 1, 2001 and June 14, 2006 for alleged violations of the federal securities laws.   The Company and the individual defendants have steadfastly maintained that the claims raised in the securities class action were without merit, and have vigorously contested those claims.  As part of the settlement, the Company and the individual defendants continue to deny any wrongdoing or any other improper actions.

The terms of the settlement provide for the dismissal of the litigation against all defendants, including the Company, and the creation by the Company of a $10 million settlement fund.  The fund will be allocated, after deduction of court-ordered expenses and counsel fees, among members of the settlement class who submit valid proofs of claims.  The settlement remains subject to the final approval of the Court, which will convene a hearing to address this issue on September 13, 2010.  Terms for distribution of the settlement fund to class members, less fees awarded by the Court to class counsel, will be contained in a notice to be sent to class members.

In connection with the settlement, the Company will record a charge to operations of $10,000,000 during its fiscal fourth quarter.

John A Thonet, Chairman of Herley’s Board of Directors, commented: "I am pleased to announce the settlement of the Securities Class Action litigation. This settlement marks the end of years of litigation dating back to 2006, which saddled the Company with significant legal fees and other expenses while challenging the Company in ways not previously experienced as it effectively managed this complex litigation process. With this settlement, Herley closes the door on perhaps the most difficult and challenging period in its 45-year history.

The settlement should further serve to address any remaining uncertainty associated with the potential impact of the results of the litigation on Herley’s financial condition, which I can report remains strong. It will also eliminate ongoing legal fees and expenses associated with defending this action, thus hopefully reducing the impact of legal expenses on Herley’s earnings going forward.

Despite the challenges presented, Herley endured successfully and continued to grow in technological capability during this difficult period. With three good quarters under our belt thus far in fiscal year 2010 and with these legal matters now behind us, Herley is well positioned to continue to do what it does best -- design and manufacture electronic components and systems, utilizing microwave and millimeter wave technology, for the defense, aerospace and medical industries worldwide. We look forward to fiscal year 2011 during which Herley intends to sharpen its focus even further on performance and strategic planning for growth within our industry.”

The proposed settlement agreement will be filed as an exhibit to a Current Report on Form 8-K, reporting the tentative settlement, to be filed with the Securities and Exchange Commission.

Herley Industries, Inc. is a leader in the design, development and manufacture of microwave technology solutions for the defense, aerospace and medical industries worldwide. Based in Lancaster, PA, Herley has seven manufacturing locations and approximately 1000 employees. Additional information about the company can be found on the Internet at www.herley.com

For information at Herley contact:                                                                                                                         Tel:  (717) 397-2777
    Peg Guzzetti
    Investor Relations

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